Exhibit (d)(3)
AMENDMENT NO. 2 TO
ADVISORY AGREEMENT
THIS AMENDMENT NO. 2 TO ADVISORY AGREEMENT (this “Amendment”), effective as of December 17, 2010 (the “Amendment Effective Date”), by and between Schwab Strategic Trust (“Trust”) and Charles Schwab Investment Management, Inc. (the “Adviser”).
     WHEREAS, Trust and Adviser entered into an Advisory Agreement, dated October 12, 2009 (the “Advisory Agreement”), pursuant to which Adviser serves as investment adviser to the Trust on behalf of the series set forth on Schedule A to the Advisory Agreement;
     WHEREAS, the parties hereto desire to amend Schedule A to the Advisory Agreement to reflect additional series of the Trust.
     NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Schedule A of the Advisory Agreement is hereby amended to add the following Funds:
Schwab U.S. REIT ETF

Schwab U.S. Mid-Cap ETF
A new Schedule A listing each of the Funds subject to the Advisory Agreement as of the date of this Amendment is hereby attached to this Amendment.

2.	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect. Capitalized terms not defined herein shall have the same meaning as set forth in the Administration Agreement.

3.	Entire Agreement. The Advisory Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST, on behalf of each Fund listed on Schedule A			CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
By:			By:
	Name:	George Pereira		Name:	Randall W. Merk
	Title:	Treasurer and Principal Financial Officer		Title:	President and Chief Executive Officer

SCHEDULE A
to the
ADVISORY AGREEMENT
Dated as of October 12, 2009 between
SCHWAB STRATEGIC TRUST and
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
As of December 17, 2010
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab U.S. Broad Market ETF	0.06%*
Schwab U.S. Large-Cap ETF	0.08%*
Schwab U.S. Large-Cap Growth ETF	0.13%*
Schwab U.S. Large-Cap Value ETF	0.13%*
Schwab U.S. Small-Cap ETF	0.13%*
Schwab International Equity ETF	0.13%*
Schwab International Small-Cap Equity ETF	0.35%*
Schwab Emerging Markets Equity ETF	0.25%*
Schwab U.S. TIPS ETF	0.14%*
Schwab Short-Term U.S. Treasury ETF	0.12%*
Schwab Intermediate-Term U.S. Treasury ETF	0.12%*
Schwab U.S. REIT ETF	0.13%*
Schwab U.S. Mid-Cap ETF	0.13%*

*	The Adviser will pay the operating expenses of the Fund, excluding interest expense, taxes, any brokerage expenses, and extraordinary or non-routine expenses.